Exhibit (d)(47)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 2

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement dated as of May 1, 2009 between AXA Equitable Life Insurance Company, a New York stock life insurance corporation (“AXA Equitable” or “Manager”) and Franklin Advisory Services, LLC, a Delaware limited liability company (“Adviser”).

AXA Equitable and the Adviser agree to modify the Investment Advisory Agreement dated as of September 15, 2006, as amended, (“Agreement”) relating to the EQ/Franklin Small Cap Value Portfolio (“Portfolio”) of EQ Advisors Trust (“Trust”) as follows:

1. Name Change. The name of the EQ/Franklin Small Cap Value Portfolio is changed to EQ/AXA Franklin Small Cap Value Core Portfolio.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to an allocated Portion of the Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		FRANKLIN ADVISORY SERVICES, LLC

By:	/s/ Steven M. Joenk	By:	/s/ William J. Lippman
	Steven M. Joenk		Name: William J. Lippman
	Senior Vice President		Title: President

APPENDIX A

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

FRANKLIN ADVISORY SERVICES, LLC

Related Portfolios*	Annual Advisory Fee Rate

EQ/AXA Franklin Small Cap Value Core Portfolio** Multimanager Small Cap Value Portfolio (collectively referred to as “Related Portfolios”)

0.60% of the Related Portfolios’ average daily net assets up to and including $200 million;

0.52% of the Related Portfolios’ average daily net assets in excess of $200 million and up to and including $500 million;

0.50% of the Related Portfolios’ average daily net assets in excess of $500 million

*	For purposes of determining the annual advisory fee rate pursuant to this Schedule A, the assets of the Related Portfolios shall be aggregated. The aggregated assets will be applied to the above schedule and the resulting effective rate shall be applied to the actual assets of each Related Portfolio to determine the annual advisory fee rate.
**	The Portfolio has been designated a “multi-adviser portfolio” and Franklin Advisory Services, LLC receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager.

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